Exhibit 10.26

March 5, 2020

James Scully

Dear Jim:

Reference is made to your offer letter from J.Jill, Inc., dated December 4, 2019 (your “Offer Letter”).  Capitalized terms contained herein but not defined herein shall have the meanings ascribed to them in the Offer Letter. The purpose of this letter is to amend the terms of your Offer Letter.

You and J.Jill agree that the Initial Term is hereby extended by ninety (90) days such that the Initial Term shall terminate on the earlier of (i) the date that a permanent (non-interim) Chief Executive Officer commences employment and (ii) such date which is one hundred and eighty (180) days from the Start Date.  You and J.Jill agree that you shall be guaranteed an additional three (3) months of Cash Compensation, in addition to what you have already been paid.

You and J.Jill agree that you shall be eligible to earn an annual bonus for fiscal year 2020, with a target bonus of $1.2 million (prorated for any partial year of employment, with service credit given beginning March 4, 2020); provided, that the actual amount of your annual bonus in respect of the Company’s 2020 fiscal year will not be less than $300,000.  Your annual bonus shall be paid in accordance with J.Jill’s customary practices for payment of annual bonuses to senior executives, but in no event later than April 15, 2021.

J.Jill shall reimburse you for your reasonable legal fees, incurred in connection with your negotiation and review of this letter, and all related documents, not to exceed $7,500.

Except as amended by this letter, the terms and conditions of your Offer Letter are confirmed, approved, and ratified by you and J.Jill, and your Offer Letter, as amended by this letter, shall continue in full force and effect.

Sincerely,

Mark Webb
Chief Financial Officer

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated:	Signature:
James Scully